Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD THIRD QUARTER 2026 EARNINGS

Reno, Nevada, October 21, 2026 – Plumas Bancorp (Nasdaq: PLBC) referred to herein as the ‘Company’, the parent company of Plumas Bank, today announced record earnings during the third quarter of 2026 of $11.4 million, or $1.64 per share, an increase of $6.2 million from $5.1 million or $0.74 per share, during the third quarter of 2025. Diluted earnings per share increased to $1.61 per share during the three months ended September 30, 2026, up from $0.73 per share during the quarter ended September 30, 2025.

Return on average assets was 1.98% during the current quarter, up from 0.90% during the third quarter of 2025. Return on average equity increased to 16.7% during the current quarter, up from 8.5% during the third quarter of 2025.

Net interest income increased by $1.3 million from $25.2 million during the three months ended September 30, 2025, to $26.5 million during the current quarter. The provision for credit losses decreased from $5.4 million during the third quarter of 2025 to $150 thousand during the current quarter.

Non-interest income increased by $538 thousand from $2.2 million during the three months ended September 30, 2025, to $2.8 million during the third quarter of 2026.

Non-interest expense was flat compared to the third quarter of 2025 at $15.1 million.

The provision for income taxes increased $877 thousand to $2.6 million during the current quarter from $1.8 million during the third quarter of 2025, due to higher pre-tax earnings. The effective tax rate declined to 18.9% from 25.6% in the prior-year quarter, related to the purchase of $14.5 million in green energy tax credits.

For the nine months ended September 30, 2026, the Company reported net income of $31.1 million or $4.46 per share, an increase of $12.5 million from $18.6 million or $2.98 per share earned during the nine months ended September 30, 2025. Earnings per diluted share increased to $4.40 during the nine months ended September 30, 2026, up $1.46 from $2.94 during the first nine months of 2025.

Return on average assets was 1.85% during the nine months ended September 30, 2026, up from 1.35% during the first nine months of 2025. Return on average equity increased to 15.5% for the nine months ended September 30, 2026, up from 12.2% during the first nine months of 2025.

Net interest income increased by $15.8 million from $61.9 million during the nine months ended September 30, 2025, to $77.7 million during the current period. The provision for credit losses decreased from $6.5 million during the first nine months of 2025 to $420 thousand during the current period.

Non-interest income increased by $713 thousand from $7.8 million during the nine months ended September 30, 2025, to $8.5 million during the first nine months of 2026.

Non-interest expense increased by $7.3 million from $37.6 million during the first nine months of 2025 to $44.9 million during the current period.

The provision for income taxes increased by $2.8 million from $7.0 million, or 27.2% of pre-tax income, during the nine months ended September 30, 2025, to $9.8 million, or 23.9% of pre-tax income, during the current period.

Certain comparisons to prior-year periods are impacted by the acquisition of Cornerstone Community Bancorp (“Cornerstone”) on July 1, 2025, as 2026 year-to-date results reflect a full period of combined operations while 2025 year-to-date results reflect only three months of combined operations.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp, commented, “Our lower-cost relationship-based deposit franchise and enhanced loan yield supported profitability during the third quarter, with continued loan repricing helping to maintain strong net interest margin. Profitability was further supported by the execution of another green energy tax credit investment that reduced income tax expense by offsetting current and prior-year taxes.

Loan balances remained relatively consistent during the quarter, due in part to the continued planned runoff of our lower-yielding indirect auto portfolio. Asset quality slightly improved during the quarter, and we continue to work toward favorable resolutions with the same relationships.

Our strong capital position and experienced team provide us with the flexibility to navigate changing economic conditions, return capital through share repurchases, support our clients and communities, and continue building long-term value for our shareholders.”

Loans, Deposits, Investments and Cash

Gross loans were $1.5 billion at September 30, 2026 and 2025. Increases in loans included $35 million in commercial real estate loans, $5 million in construction loans, and $1 million in equity lines. These increases were offset by a decrease of $20 million in automobile loans, $15 million in agricultural loans, $4 million in other loans, and $2 million in commercial loans.

At September 30, 2026, approximately 79% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. Repricing frequencies on variable rate loans range from one day to several years, with the majority of commercial real estate loans repricing every five years. Approximately 78% of the variable rate loans are indexed to the five year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 19% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by $47 million, or 2.6% from $1.8 billion at September 30, 2025, to $1.9 billion at September 30, 2026. The increase in deposits includes increases of $38 million in money market accounts and $22 million in time deposits that were partially offset by decreases of $11 million in savings deposits and $2 million in non-interest-bearing demand deposits. At September 30, 2026, 46% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company’s brokered deposits consisted of a single $10 million time deposit acquired from Cornerstone, bearing an interest rate of 3.80%.

Total investment securities decreased by $10 million from $485 million at September 30, 2025, to $475 million at September 30, 2026. Contributing to this decrease was a $21 million increase in the unrealized loss position, from $23 million at September 30, 2025, to $44 million at September 30, 2026. The Company's investment security portfolio consists of debt securities issued by U.S. Government agencies, U.S. Government sponsored agencies and municipalities.

Primarily related to the increase in deposits and cash flow from operations, cash and due from banks increased by $27 million from $87 million at September 30, 2025, to $114 million at September 30, 2026.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2026, were $21.3 million, up from $15.2 million at September 30, 2025. Nonperforming assets as a percentage of total assets increased to 0.94% at September 30, 2026, up from 0.68% at September 30, 2025. OREO increased by $21 thousand from $114 thousand at September 30, 2025, to $135 thousand at September 30, 2026. Nonperforming loans were $21.1 million at September 30, 2026, and $15.0 million at September 30, 2025. Nonperforming loans as a percentage of total loans increased to 1.41% at September 30, 2026, up from 1.0% at September 30, 2025.

During the nine months of 2026 the provision for credit losses totaled $420 thousand consisting of a provision for credit losses on loans of $350 thousand and an increase in the reserve for unfunded commitments of $70 thousand. This compares to a provision for credit losses of $6.5 million consisting of a provision for credit losses on loans of $6.3 million and an increase in the reserve for unfunded commitments of $211 thousand during the nine months ended September 30, 2025. The higher provision recorded during 2025 was primarily attributable to the Day 1 CECL provision on non-PCD loans and to a lesser extent the establishment of a reserve for unfunded commitments acquired in the Cornerstone Community Bancorp acquisition.

Net charge-offs totaled $567 thousand and $219 thousand during the nine months ended September 30, 2026 and 2025, respectively. The allowance for credit losses totaled $19.7 million at September 30, 2026, and $19.6 million at September 30, 2025. The allowance for credit losses as a percentage of total loans was 1.32% and 1.30% at September 30, 2026 and 2025.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the nine months ended September 30, 2026 and 2025 (in thousands).

Allowance for Credit Losses	September 30, 2026	September 30, 2025
Balance, beginning of period	$19,959	$13,196
CECL Day 1 provision on acquired non-PCD loans	-	4,972
Provision charged to operations	350	1,300
Reserve on PCD loans	-	315
Losses charged to allowance	(881)	(730)
Recoveries	314	511
Balance, end of period	$19,742	$19,564

Reserve for Unfunded Commitments	September 30, 2026	September 30, 2025
Balance, beginning of period	$580	$620
Provision on acquired loans	-	351
Provision charged to operations	70	(140)
Balance, end of period	$650	$831

Borrowing and Repurchase Agreements

Short-term Borrowing Arrangements. The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $451 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $719 million. Based on its current level of FHLB stock holdings the Company can borrow up to $326 million. To borrow the full $451 million in available credit the Company would need to purchase $3 million in additional FHLB stock. The Company is also eligible to borrow at the Federal Reserve Bank (FRB) Discount Window. At September 30, 2026, the Company could borrow up to $55 million at the Discount Window secured by investment securities with a fair value of $57 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at September 30, 2026 and 2025.

Note Payable. Plumas Bancorp had outstanding borrowings of $14.3 million with a correspondent bank at September 30, 2026. This loan matures on January 25, 2035, and can be prepaid at any time. This borrowing bears interest at a fixed rate of 3.85% for the first 5 years and then beginning January 25, 2027, at a floating interest rate linked to WSJ Prime Rate for the remaining eight-year term. Interest expense recognized on this loan for the nine months ended September 30, 2026 and 2025, was $418 thousand and $438 thousand, respectively.

Subordinated Debentures. In connection with the acquisition of Cornerstone, the Company assumed $12 million of subordinated debentures, including $2 million of 4.75% Fixed‑to‑Floating Rate Subordinated Notes due November 30, 2035 (the “2035 Notes”). The 2035 Notes, which were issued in 2020, have a fixed interest rate of 4.75% for the first ten years and thereafter a quarterly variable interest rate equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 4.14%. The remaining subordinated notes were called in 2025 and are no longer outstanding. Interest expense recognized on the subordinated notes for the nine months ended September 30, 2026 and 2025, was $133 thousand and $225 thousand, respectively.

Repurchase Agreements. The Company offers a repurchase agreement product for its larger customers which use securities sold under agreements to repurchase as an alternative to interest-bearing deposits. Securities sold under agreements to repurchase totaled $62 million and $94 million at September 30, 2026 and 2025, respectively. Repurchase agreement balances at September 30, 2025 reflected accounts acquired in the Cornerstone Community Bancorp acquisition, approximately $41 million of which were subsequently reclassified to money market deposits during 2026. The balances at September 30, 2026, are secured by U.S. Government agency securities with a carrying amount of $89 million. Interest expense recognized on repurchase agreements for the nine months ended September 30, 2026 and 2025, was $968 thousand and $347 thousand, respectively.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturities of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established credit lines.

At September 30, 2026, the Company had $576 million of available borrowing capacity through a combination of FHLB advances, the FRB Discount Window and correspondent bank lines.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $47 million from $1.8 billion at September 30, 2025, to $1.9 billion at September 30, 2026. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $789 million in uninsured deposits which include uninsured deposits of Plumas Bancorp. Of this amount, $209 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Discount Window advances, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the FRB and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the near future.

Shareholders’ Equity

Total shareholders’ equity increased by $16.5 million from $246.0 million at September 30, 2025, to $262.5 million at September 30, 2026. The $16.5 million includes earnings during the twelve-month period totaling $42.1 million and restricted stock and stock option activity totaling $2.4 million. These items were partially offset by an increase in accumulated other comprehensive loss of $14.8 million, the payment of cash dividends totaling $9.0 million and the purchase of approximately 80 thousand shares of common stock under the Company’s share repurchase plan totaling $4.2 million.

Net Interest Income and Net Interest Margin – Three Months Ended September 30, 2026

Net interest income increased by $1.3 million from $25.2 million during the three months ended September 30, 2025, to $26.5 million for the three months ended September 30, 2026. The increase in net interest income reflects an increase of $1.3 million in interest income and a $113 thousand decrease in interest expense.

Interest and fees on loans increased by $1.2 million to $24.8 million related to an increase in average balance and an increase in yield. Average loan balances increased by $26 million, while the average yield on these loans increased by 21 basis points from 6.35% during the third quarter of 2025 to 6.56% during the current quarter. The increase in yield relates to several factors including the amortization of discount on purchased loans, the repricing of a portion of our commercial real estate loans most of which reprice every five years from the date of origination, and growth in fixed rate SBA loans which totaled $132 million at September 30, 2026, and $94 million at September 30, 2025. The weighted average rate earned on this portfolio at September 30, 2026, was 8.0%. The average prime interest rate decreased from 7.46% during the third quarter of 2025 to 6.79% during the current quarter. Loans indexed to the prime interest rate were approximately 19% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Interest earned on investment securities increased by $283 thousand related to an increase in yield on investment securities of 29 basis points to 4.35% partially offset by a decrease in average balance of $6 million. The increase in investment yields is consistent with the partial restructuring of the investment portfolio during the fourth quarter of 2025 and market conditions. Average investment securities decreased from $482 million during the three months ended September 30, 2025 to $476 million during the current period.

Interest earned on cash balances decreased by $224 thousand related to a decrease in average balance of $2 million and a decrease in average rate earned on cash balances of 74 basis points from 4.50% during the third quarter of 2025 to 3.8% during the current quarter. This decline in yield was mostly related to a decline in rate earned on balances held at the FRB. The average rate earned on FRB balances decreased from 4.36% during the third quarter of 2025 to 3.69% during the current quarter.

Interest expense on deposits increased by $197 thousand related to an increase of $24.6 million in average balance of interest-bearing deposits and a 4 basis point increase in the average rate paid on interest-bearing deposits. The average rate paid on interest-bearing deposits increased from 1.56% during the third quarter of 2025 to 1.60% during the current quarter, primarily due to an increase in the average rate paid on time deposits from 1.87% in the third quarter of 2025 to 2.77% during the current quarter. These increases were partially offset by a decrease in the average rate paid on money market deposits from 2.22% in the third quarter of 2025 to 1.79% during the current quarter.

The average rate paid on interest-bearing liabilities decreased from 1.67% during the third quarter of 2025 to 1.63% during the current quarter, as the increase in the average rate paid on interest-bearing deposits was more than offset by decreases in the average rates paid on repurchase agreements and borrowings. The average rate paid on repurchase agreements decreased from 1.69% during the third quarter of 2025 to 1.54% during the current quarter. The average rate paid on borrowings decreased from 5.20% during the third quarter of 2025 to 4.38% during the current quarter.

Net interest margin for the three months ended September 30, 2026, increased 22 basis points to 5.05%, up from 4.83% for the same period in 2025.

Net Interest Income and Net Interest Margin – Nine Months Ended September 30, 2026

Net interest income for the nine months ended September 30, 2026 was $77.7 million, an increase of $15.8 million from the $61.9 million earned during the same period in 2025. The increase in net interest income includes an increase of $19.8 million in interest income partially offset by an increase of $4.0 million in interest expense.

Interest and fees on loans increased by $18.9 million related to increases in average balance and yield. The average balance of loans during the nine months ended September 30, 2026 was $1.5 billion, an increase of $333 million from $1.2 billion during the same period in 2025. Average loan balances during the first nine months of 2026 reflect a full period of loans acquired in the Cornerstone Community Bancorp acquisition, while the comparable 2025 period reflects only a partial period following the acquisition. The average yield on loans increased by 30 basis points from 6.24% during the first nine months of 2025 to 6.54% during the current period.

Interest on investment securities increased by $1.3 million related to an increase in yield of 22 basis points to 4.30% and an increase in average balance of $16 million to $472 million. The increase in investment yield is consistent with the partial restructuring of the investment portfolio during the fourth quarter of 2025 and market conditions.

Interest on cash balances declined by $419 thousand due to decreases in both average balance and yield. The rate earned on cash balances declined by 74 basis points to 3.76%. The average balance in interest-bearing cash declined by $798 thousand to $71.4 million.

Primarily related to an increase in balance and rate paid on deposits and repurchase agreements, interest expense increased from $9.1 million during the nine months ended September 30, 2025 to $13.1 million during the current period. The average rate paid on interest-bearing liabilities increased from 1.43% during the 2025 period to 1.62% in 2026.

Interest expense on deposits increased by $3.5 million and is broken down by product type as follows: money market accounts - $1.2 million, savings deposits - $91 thousand and time deposits - $2.2 million. The average rate paid on interest-bearing deposits increased from 1.35% during the nine months ended September 30, 2025 to 1.57% during the current period. Average interest-bearing deposits totaled $986 million for the first nine months of 2026, an increase of $190 million from $796 million during the first nine months of 2025. Average interest-bearing deposit balances for the first nine months of 2026 reflect a full period of deposits acquired in the Cornerstone Community Bancorp acquisition, while the comparable 2025 period reflects only a partial period following the acquisition.

Interest expense on repurchase agreements increased by $621 thousand related to an increase in average balance of $41.7 million and an increase in rate paid of 40 basis points. The increase in average balances was primarily attributable to repurchase agreements acquired in the Cornerstone acquisition.

Net interest margin for the nine months ended September 30, 2026 increased 20 basis points to 5.07%, up from 4.87% for the same period in 2025.

Non-Interest Income/Expense – Three Months Ended September 30, 2026

During the three months ended September 30, 2026, non-interest income totaled $2.8 million, an increase of $538 thousand from the three months ended September 30, 2025. The increase was primarily driven by the absence of a $628 thousand loss on the sale of investment securities recognized in the prior-year quarter.

During the three months ended September 30, 2026, non-interest expense totaled $15.1 million, an increase of $11 thousand from the three months ended September 30, 2025. The four largest increases were $341 thousand in professional fees, $272 thousand in occupancy and equipment, $222 thousand in salaries and employee benefits, and $178 thousand in loan collection expenses. The largest reduction in non-interest expense was $879 thousand in merger expenses incurred during the third quarter of 2025. Management estimates that approximately $350 thousand of the professional fees and loan collection expenses recognized during the current quarter were nonrecurring in nature.

Non-Interest Income/Expense – Nine Months Ended September 30, 2026

During the nine months ended September 30, 2026, non-interest income totaled $8.5 million, an increase of $713 thousand from the nine months ended September 30, 2025. The increase was primarily attributable to the absence of a $625 thousand loss on the sale of investment securities during the nine months ended September 30, 2025.

Increases in non-interest income during the current period were $342 thousand in earnings on life insurance policies, $296 thousand in FHLB dividends, and $253 thousand in interchange income. Each of these items benefited from the acquisition of Cornerstone. These increases were mostly offset by a $1.1 million settlement related to the Dixie Fire during the first quarter of 2025.

Non-interest expense increased by $7.3 million from $37.6 million during the first nine months of 2025 to $44.9 million during the current period. The four largest increases were $4.0 million in salary and benefit expense, $1.5 million in occupancy and equipment expense, $1.0 million in amortization of core deposit intangible and $644 thousand in professional fees.

Salary and benefit expense totaled $22.9 million during the current nine-month period and $18.9 million during the nine months ended September 30, 2025. The $4.0 million increase primarily related to the addition of personnel through the Cornerstone Community Bancorp acquisition. Related to an increase in pre-tax income, bonus expense increased by $626 thousand.

Primarily related to the acquisition of Cornerstone and to a lesser extent the sales/leaseback completed during the fourth quarter of 2025, occupancy and equipment expenses increased by $1.5 million from $6.5 million during the first nine months of 2025 to $8 million during the current period. Amortization of Core Deposit Intangible increased by $1 million related to the acquisition of Cornerstone. Other expense increased by $603 thousand primarily related to a $726 thousand loss associated with two fraudulent wire transfers during the first quarter of 2026. The largest reduction in non-interest expense was $1.9 million in merger expenses incurred during the first nine months of 2025.

Provision for Income Taxes

During the third quarter of 2026, Plumas Bank purchased $14.5 million in green energy tax credits as part of its ongoing commitment to sustainability and responsible financial management. As a result of this transaction, the Company recorded a $1.2 million reduction in its provision for income taxes.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The Bank operates eighteen branches: sixteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, Sutter, and Tehama and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of September 30,
	2026	2025	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$114,360	$87,279	$27,081	31.0%
Investment securities	475,168	484,686	(9,518)	(2.0)%
Loans, net of allowance for credit losses	1,479,755	1,480,415	(660)	0.0%
Premises and equipment, net	23,436	24,983	(1,547)	(6.2)%
Right-of-use assets	27,549	23,937	3,612	15.1%
Bank owned life insurance	34,479	33,396	1,083	3.2%
Core deposit intangible	9,402	11,668	(2,266)	(19.4)%
Goodwill	24,215	24,215	-	0.0%
Accrued interest receivable and other assets	77,932	58,829	19,103	32.5%
Total assets	$2,266,296	$2,229,408	$36,888	1.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,866,643	$1,819,536	$47,107	2.6%
Repurchase agreements	62,191	96,862	(34,671)	(35.8)%
Lease liabilities	28,063	24,631	3,432	13.9%
Accrued interest payable and other liabilities	30,903	15,724	15,179	96.5%
Borrowings	16,045	26,705	(10,660)	(39.9)%
Total liabilities	2,003,845	1,983,458	20,387	1.0%
Common stock	73,604	75,426	(1,822)	(2.4)%
Retained earnings	220,103	187,015	33,088	17.7%
Accumulated other comprehensive loss, net	(31,256)	(16,491)	(14,765)	(89.5)%
Shareholders’ equity	262,451	245,950	16,501	6.7%
Total liabilities and shareholders’ equity	$2,266,296	$2,229,408	$36,888	1.7%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2026	2025	Dollar Change	Percentage Change

Interest income	$31,051	$29,797	$1,254	4.2%
Interest expense	4,510	4,623	(113)	(2.4)%
Net interest income before provision for credit losses	26,541	25,174	1,367	5.4%
Provision for credit losses	150	5,373	(5,223)	(97.2)%
Net interest income after provision for credit losses	26,391	19,801	6,590	33.3%
Non-interest income	2,786	2,248	538	23.9%
Non-interest expense	15,145	15,134	11	0.1%
Income before income taxes	14,032	6,915	7,117	102.9%
Provision for income taxes	2,646	1,769	877	49.6%
Net income	$11,386	$5,146	$6,240	121.3%

Basic earnings per share	$1.64	$0.74	$0.90	121.6%
Diluted earnings per share	$1.61	$0.73	$0.88	120.5%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2026	2025	Dollar Change	Percentage Change

Interest income	$90,777	$71,020	$19,757	27.8%
Interest expense	13,091	9,124	3,967	43.5%
Net interest income before provision for credit losses	77,686	61,896	15,790	25.5%
Provision for credit losses	420	6,483	(6,063)	(93.5)%
Net interest income after provision for credit losses	77,266	55,413	21,853	39.4%
Non-interest income	8,535	7,822	713	9.1%
Non-interest expense	44,936	37,612	7,324	19.5%
Income before income taxes	40,865	25,623	15,242	59.5%
Provision for income taxes	9,757	6,977	2,780	39.8%
Net income	$31,108	$18,646	$12,462	66.8%

Basic earnings per share	$4.46	$2.98	$1.48	49.7%
Diluted earnings per share	$4.40	$2.94	$1.46	49.7%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
EARNINGS PER SHARE
Basic earnings per share	$1.64	$1.43	$0.74	$4.46	$2.98
Diluted earnings per share	$1.61	$1.41	$0.73	$4.40	$2.94
Weighted average shares outstanding	6,954	6,966	6,947	6,968	6,266
Weighted average diluted shares outstanding	7,068	7,058	7,031	7,072	6,353
Cash dividends paid per share [1]	$0.33	$0.33	$0.30	$0.99	$0.90

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.98%	1.79%	0.90%	1.85%	1.35%
Return on average equity	16.7%	15.0%	8.5%	15.5%	12.2%
Yield on earning assets	5.91%	5.99%	5.72%	5.93%	5.59%
Rate paid on interest-bearing liabilities	1.63%	1.62%	1.67%	1.63%	1.43%
Net interest margin	5.05%	5.13%	4.83%	5.07%	4.87%
Noninterest income to average assets	0.48%	0.49%	0.39%	0.51%	0.57%
Noninterest expense to average assets	2.63%	2.61%	2.65%	2.67%	2.73%
Efficiency ratio [2]	51.6%	50.4%	55.2%	52.1%	53.9%

	9/30/2026	6/30/2026	9/30/2025	12/31/2025	12/31/2024
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$19,742	$19,740	$19,564	$19,959	$13,196
Allowance for credit losses as a percentage of total loans	1.32%	1.30%	1.30%	1.32%	1.30%
Nonperforming loans	$21,128	$23,473	$15,029	$15,089	$4,105
Nonperforming assets	$21,275	$23,633	15,169	$15,321	$4,307
Nonperforming loans as a percentage of total loans	1.41%	1.55%	1.00%	1.00%	0.40%
Nonperforming assets as a percentage of total assets	0.94%	1.04%	0.68%	0.68%	0.27%
Year-to-date net charge-offs	$567	$419	$219	$442	$1,046
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.05%	0.06%	0.03%	0.04%	0.11%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	6,944	6,964	6,952	6,959	5,903
Shareholders' equity	$262,451	$272,133	$245,950	$261,076	$177,899
Book value per common share	$37.80	$39.08	$35.38	$37.52	$30.14
Tangible common equity [3]	$228,834	$237,964	$210,036	$225,760	$171,606
Tangible book value per common share [4]	$32.95	$34.17	$30.21	$32.44	$29.07
Tangible common equity to total assets	10.1%	10.4%	9.4%	10.1%	10.6%
Gross loans to deposits	80.1%	80.4%	82.4%	83.6%	74.1%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.9%	11.8%	10.6%	11.1%	11.9%
Common Equity Tier 1 Ratio	16.4%	15.8%	14.3%	14.8%	17.3%
Tier 1 Risk-Based Capital Ratio	16.4%	15.8%	14.3%	14.8%	17.3%
Total Risk-Based Capital Ratio	17.6%	17.0%	15.5%	16.0%	18.5%

(1) The Company paid a quarterly cash dividend of $0.33 per share on February 18, 2026, May 15, 2026 and August 17, 2026 and a quarterly cash dividend of $0.30 per share on February 17, 2025, May 15, 2025, August 15, 2025 and November 17, 2025 and paid a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).

(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.

(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	9/30/2026			9/30/2025
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,502,337	$24,830	6.56%	$1,476,275	$23,635	6.35%
Investment securities	401,630	4,557	4.50%	404,241	4,293	4.21%
Non-taxable investment securities (1)	74,206	660	3.53%	77,621	641	3.28%
Interest-bearing deposits	105,989	1,004	3.76%	108,325	1,228	4.50%
Total interest-earning assets	2,084,162	31,051	5.91%	2,066,462	29,797	5.72%
Cash and due from banks	34,504			34,689
Other assets	163,818			166,878
Total assets	$2,282,484			$2,268,029

Interest-bearing liabilities:
Money market deposits	471,422	2,130	1.79%	439,020	2,462	2.22%
Savings deposits	303,041	278	0.36%	311,258	290	0.37%
Time deposits	239,990	1,673	2.77%	239,549	1,132	1.87%
Total deposits	1,014,453	4,081	1.60%	989,827	3,884	1.56%
Repurchase Agreements	65,063	252	1.54%	74,556	317	1.69%
Borrowings	16,039	177	4.38%	32,168	422	5.20%
Total interest-bearing liabilities	1,095,555	4,510	1.63%	1,096,551	4,623	1.67%
Non-interest-bearing deposits	869,316			886,592
Other liabilities	46,529			43,524
Shareholders' equity	271,084			241,362
Total liabilities & equity	$2,282,484			$2,268,029
Cost of funding interest-earning assets (4)			0.86%			0.89%
Net interest income and margin (5)		$26,541	5.05%		$25,174	4.83%

(1) Not computed on a tax-equivalent basis.

(2) Average nonaccrual loan balances of $21.1 million for 2026 and $13.8 million for 2025 are included in average loan balances for computational purposes.

(3) Net costs included in loan interest income for the three-month periods ended September 30, 2026 and 2025 were $244 thousand and $305 thousand, respectively.

(4) Total annualized interest expense divided by the average balance of total earning assets.

(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the nine-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Nine Months Ended			For the Nine Months Ended
	9/30/2026			9/30/2025
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,504,521	$73,563	6.54%	$1,171,116	$54,643	6.24%
Investment securities	396,835	13,229	4.46%	381,124	12,133	4.26%
Non-taxable investment securities (1)	75,433	1,975	3.50%	75,084	1,815	3.23%
Interest-bearing deposits	71,410	2,010	3.76%	72,208	2,429	4.50%
Total interest-earning assets	2,048,199	90,777	5.93%	1,699,532	71,020	5.59%
Cash and due from banks	33,946			29,379
Other assets	164,131			114,242
Total assets	$2,246,276			$1,843,153

Interest-bearing liabilities:
Money market deposits	454,053	6,131	1.81%	335,889	4,891	1.95%
Savings deposits	307,930	844	0.37%	311,187	752	0.32%
Time deposits	224,026	4,598	2.74%	149,218	2,421	2.17%
Total deposits	986,009	11,573	1.57%	796,294	8,064	1.35%
Repurchase Agreements	79,572	968	1.63%	37,863	347	1.23%
Borrowings	16,399	550	4.48%	20,789	713	4.59%
Total interest-bearing liabilities	1,081,980	13,091	1.62%	854,946	9,124	1.43%
Non-interest-bearing deposits	850,062			743,628
Other liabilities	46,110			39,596
Shareholders' equity	268,124			204,983
Total liabilities & equity	$2,246,276			$1,843,153
Cost of funding interest-earning assets (4)			0.85%			0.72%
Net interest income and margin (5)		$77,686	5.07%		$61,896	4.87%

(1) Not computed on a tax-equivalent basis.

(2) Average nonaccrual loan balances of $16.7 million for 2026 and $7.3 million for 2025 are included in average loan balances for computational purposes.

(3) Net costs included in loan interest income for the nine-month periods ended September 30, 2026 and 2025 were $762 thousand and $776 thousand, respectively.

(4) Total annualized interest expense divided by the average balance of total earning assets.

(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended September 30, 2026 and 2025.

	For the Three Months Ended
	September 30,
	2026	2025	Dollar Change	Percentage Change
Interchange income	$927	$912	15	1.6%
Service charges on deposit accounts	802	816	(14)	(1.7)%
Earnings on life insurance policies	276	261	15	5.7%
FHLB Dividends	209	191	18	9.4%
Loan servicing fees	176	156	20	12.8%
Loss on sale of investment securities	-	(628)	628	100.0%
Other	396	540	(144)	(26.7)%
Total non-interest income	$2,786	$2,248	$538	23.9%

The following table presents the components of non-interest expense for the three-month periods ended September 30, 2026 and 2025.

	For the Three Months Ended
	September 30,
	2026	2025	Dollar Change	Percentage Change
Salaries and employee benefits	$7,640	$7,418	$222	3.0%
Occupancy and equipment	2,743	2,471	272	11.0%
Outside service fees	1,512	1,584	(72)	(4.5)%
Professional fees	653	312	341	109.3%
Amortization of Core Deposit Intangible	552	615	(63)	(10.2)%
Advertising and shareholder relations	349	282	67	23.8%
Armored car and courier	287	284	3	1.1%
Loan collection expenses	287	109	178	163.3%
Business development	254	242	12	5.0%
Deposit insurance	256	288	(32)	(11.1)%
Director compensation and expense	200	195	5	2.6%
Telephone and data communication	144	154	(10)	(6.5)%
Merger and acquisition expenses	-	879	(879)	(100.0)%
Other	268	301	(33)	(11.0)%
Total non-interest expense	$15,145	$15,134	$11	0.1%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the nine-month periods ended September 30, 2026 and 2025.

	For the Nine Months Ended
	September 30,
	2026	2025	Dollar Change	Percentage Change
Interchange income	$2,639	$2,386	$253	10.6%
Service charges on deposit accounts	2,400	2,303	97	4.2%
Earnings on life insurance policies	820	478	342	71.5%
FHLB Dividends	759	463	296	63.9%
Loan servicing fees	508	490	18	3.7%
Loss on sale of investment securities	-	(625)	625	100.0%
Other	1,409	2,327	(918)	(39.4)%
Total non-interest income	$8,535	$7,822	$713	9.1%

The following table presents the components of non-interest expense for the nine-month periods ended September 30, 2026 and 2025.

	For the Nine Months Ended
	September 30,
	2026	2025	Dollar Change	Percentage Change
Salaries and employee benefits	$22,890	$18,851	$4,039	21.4%
Occupancy and equipment	8,065	6,535	1,530	23.4%
Outside service fees	4,468	4,008	460	11.5%
Amortization of Core Deposit Intangible	1,699	702	997	142.0%
Professional fees	1,404	760	644	84.7%
Advertising and shareholder relations	1,014	818	196	24.0%
Armored car and courier	833	725	108	14.9%
Deposit insurance	752	650	102	15.7%
Business development	709	597	112	18.8%
Loan collection expenses	642	231	411	177.9%
Director compensation and expense	584	516	68	13.2%
Telephone and data communication	435	452	(17)	(3.8)%
Merger and acquisition expenses	-	1,929	(1,929)	(100.0)%
Other	1,441	838	603	72.0%
Total non-interest expense	$44,936	$37,612	$7,324	19.5%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table shows the distribution of loans by type at September 30, 2026 and 2025.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2026	9/30/2026	9/30/2025	9/30/2025
Commercial	$159,905	10.7%	$161,667	10.8%
Agricultural	139,336	9.3%	154,107	10.3%
Real estate – residential	31,238	2.1%	33,657	2.2%
Real estate – commercial	1,015,901	67.9%	980,694	65.5%
Real estate – construction & land	54,411	3.6%	49,199	3.3%
Equity Lines of Credit	54,389	3.6%	53,283	3.6%
Auto	25,425	1.7%	45,142	3.0%
Other	14,940	1.1%	18,745	1.3%
Total Gross Loans	$1,495,545	100%	$1,496,494	100%

The following table shows the distribution of Commercial Real Estate loans at September 30, 2026 and 2025.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2026	9/30/2026	9/30/2025	9/30/2025
Owner occupied	$444,037	43.7%	$421,456	43.0%
Investor	571,864	56.3%	559,238	57.0%
Total real estate - commercial	$1,015,901	100%	$980,694	100%

The following table shows the distribution of deposits by type at September, 2026 and 2025.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	9/30/2026	9/30/2026	9/30/2025	9/30/2025
Non-interest bearing	$859,713	46.1%	$862,085	47.4%
Money Market	471,653	25.3%	433,832	23.8%
Savings	298,402	16.0%	309,030	17.0%
Time	236,875	12.6%	214,589	11.8%
Total Deposits	$1,866,643	100%	$1,819,536	100%